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                                Exhibit (9)(cc)

                         Sub-Transfer Agency Agreement
                                    between
                One Group Mutual Funds and the Pershing Division
                                       of
              Donaldson, Lufkin & Jenrette Securities Corporation














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                              Processing Agreement

         This Agreement made and entered into by and between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation, (hereinafter referred to as Pershing) with offices in Jersey City, New Jersey and The One Group with offices in Columbus, Ohio.

         WHEREAS, Pershing currently enables customers of various broker/dealer affiliates, subsidiaries or divisions of Bank One Corporation (hereinafter referred to as Bank One) whose accounts are carried by Pershing as clearing agent (hereinafter "Customers") on a fully disclosed basis, to purchase shares of certain money market funds of The One Group ("the Funds").

         WHEREAS, The One Group desires that Pershing perform certain functions related to these purchases.

         NOW THEREFORE, Pershing and The One Group agree as follows:

                                     PART I

                          RESPONSIBILITIES OF PERSHING

Pershing will perform the following functions:

o Daily calculation and accrual of dividends, by beneficial owner, of the Fund's shares, held for Customers in Pershing's Master Omnibus Account at each One Group Fund.

          Daily reconciliation of the Master Omnibus Account to The One Group
               Fund shares owned by each Customer.

o Send prospectus updates, semi-annual reports, annual reports and other required notifications as provided by the Funds to Customers as required at The One Group's expense.

o Prepare and mail periodic statements to all Customers which detail purchases and redemptions of the Fund's shares. Such statement shall include opening balances, closing balances and yields for the period as provided by the Funds.



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o    Tax reporting of the purchases, sales and dividends relating to fund shares held on IRS Form 1099 DIV. for each Customer annually.

o Provide "Resource Checking" checks and check processing to Customers holding the funds.

                                     PART II

                        RESPONSIBILITIES OF THE ONE GROUP

The One Group assumes the following obligations, responsibilities, and functions, which it will perform:

o Transmit to Pershing by no later than 6:30 p.m. eastern time on each business day yield factors for each Fund as required so that Pershing may accurately allocate accrued dividends to each Customer recorded on Pershing's records.

o Provide Pershing by no later than December 15th of each year the specific dates when dividends will be posted for each fund each month for the following year.

o Transmit to Pershing each day by no later than 1:00 am Eastern Time a full position file (principal and accrued dividends) and prior day history for each fund account registered where Pershing is the dealer of record.

o Indemnify and hold harmless Pershing from and against any losses, costs, penalties, fines or other damages, including attorney's fees and attorneys' fees incurred in enforcing this indemnification, arising from Pershing's performance of these services, provided such losses, costs, penalties, fines or other damages do not arise out of Pershing's gross negligence, willful misconduct, or reckless disregard of its obligations under this Agreement.

o Represent and warrant to Pershing that, at all times during the term of this Agreement, it will remain in compliance with all duties and obligations pursuant to all applicable law or



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     industry regulation to which it is subject, including any and all record keeping obligations and obligations concerning disclosure to public customers and shareholders.

                                    PART III

                                     PAYMENT

         The One Group agrees to pay Pershing 41.67 cents per account per month for all accounts maintained on Pershing's records that had a position in one or more of the funds. The One Group agrees to pay all reasonable costs associated with the distribution of shareholder materials including prospectuses, semi-annual reports, annual reports and any other required notifications of the funds. Pershing will provide The One Group with invoices each month for amounts due and the One Group agrees to remit payment within 10 business days of receipt of such invoices. At any time after October 5, 2001, Pershing may change these payment terms upon giving one-hundred eighty (180) days prior written notice to The One Group.

                                     PART IV

                      TERM AND TERMINATION OF THE AGREEMENT

         This Agreement will begin at the time Pershing establishes Master Omnibus Account (s) at the Funds and purchases fund shares for Customers as instructed to do so by Bank One. Unless terminated, this Agreement shall continue in effect thereafter as long as fund shares remain in one or more of Pershing's Master Omnibus Account(s). Either party may terminate this Agreement for convenience and without cause by giving the other party at least one hundred eighty (180) days prior written notice.




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                                     PART V

                                NOTICE PROCEDURE

         Notice when required hereunder, shall be sent by Certified Mail, postage paid, to the respective parties as set out below:

         As to Pershing                                   John Koehler

                                                          Senior Vice President and Treasurer
                                                          Pershing Division of Donaldson, Lufkin &
                                                          Jenrette Securities Corporation
                                                          One Pershing Plaza
                                                          Jersey City, NJ 07399

         and a copy to the Office of the General Counsel, same address

         As to The One Group                              Mark Redman
                                                          President
                                                          The One Group
                                                          3435 Stelzer Road
                                                          Columbus, OH 43219

                                     PART VI

                                 CONFIDENTIALITY

         Neither Pershing nor The One Group shall disclose the terms of this Agreement or information obtained as a result thereof to any outside party except to regulatory or self- regulatory organizations with appropriate jurisdiction, pursuant to judicial process or to authorized employees of the other on a need-to-know basis. Any other publication or disclosure



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of the terms of this Agreement may be made only with the prior written consent of the other party. The One Group and Pershing shall each maintain the confidentiality of documents and information received from the other party pursuant to this Agreement. Pershing and The One Group each agree that any information regarding the identity of the other's customers shall be kept confidential and not used by the other except as required in connection with obligations under this Agreement.

         The One Group acknowledges that the services Pershing provides hereunder involve access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by The One Group, and The One Group shall exercise reasonable care to protect Pershing's interest in such trade secrets. The One Group agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or clients who may reasonably be expected to come into contact with such systems. The One Group agrees that any breach of this confidentiality provision may result in its being liable for damages, as provided by law.

         This Part VI shall be inoperative as to information which (i) is or becomes generally available to the public other than as a result of disclosure by The One Group or its officers agents; or (ii) becomes available to The One Group or its agents on a non-confidential basis from a third party which is entitled to disclose such information; or (iii) was known to The One Group or its agents on a non-confidential basis prior to its disclosure to The One Group by Pershing.






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                                    PART VII

                            YEAR 2000 REPRESENTATION

         Pershing represents that its proprietary technology, system and processes ("Software") will record, store, process, calculate, and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000, in the same manner, and with the same functionally, data integrity and performance, as the Software records, stores, processes, calculates and presents calendar dates on or before December 31, 1999 ("2000 Compliant"). Pershing represents that the Software (i) will lose no functionality with respect to the introduction of records containing dates failing on or after January 1, 2000 and (ii) will be interoperable with other software that has been tested and used by Pershing ("Other Software") which may deliver records to the Software or receive records from Software, or interact with the Software, including but not limited to back-up and archived data, except to the extent that Other Software is not 2000 Compliant.

                                    PART VIII

                                  OTHER MATTERS

         The parties shall, at all times during the term of this Agreement, remain independent contractors. Nothing herein shall be construed to create a relationship between the parties, including but not limited to an affiliation, partnership or joint venture. Nothing herein shall be construed to supersede or otherwise effect the terms of the Fully Disclosed Clearing Agreement between any of the Bank One affiliates, subsidiaries or divisions and Pershing as those agreements may be amended or assigned from time to time. In the event of any conflict between the terms of this Agreement and the Fully Disclosed Clearing Agreement, the terms of the Fully



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Disclosed Clearing Agreement shall govern with respond to the parties thereto.
This Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including, but not limited to, customers of either party or Banc One.

                                     PART IX

               Governing Law and Matters Relating to the Trust as
                         a Massachusetts Business Trust.

         This Agreement shall be governed by the law of the Commonwealth of Massachusetts. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

Agreed and accepted this ____ day of ______________________, 1998

Pershing Division of Donaldson,
Lufkin &, Jenrette Securities Corporation              The One Group
By: /s/ John P. Koehler                                By: /s/ Mark Redman
   -----------------------------------                     ---------------------
Name: John P. Koehler                                  Name: Mark Redman
      --------------------------------                      --------------------
Title: Senior Vice President/Treasurer                 Title: President
       -------------------------------                       -------------------
Date: February 4, 1999                                 Date: January 1, 1999
      --------------------------------                      --------------------




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